Exhibit 5.1

Tiffany & Co.
727 Fifth Avenue
New York, New York 10022

November 15, 2017

Ladies and Gentlemen:

As Senior Vice President, Secretary and General Counsel of Tiffany & Co., a Delaware corporation (the “Company”), I am familiar with the Company’s Registration Statement on Form S-8 dated November 15, 2017 (the “Registration Statement”) to be filed with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of 1,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, issuable pursuant to the Company’s 2017 Directors Equity Compensation Plan (the “Plan”). The shares registered (the “Shares”) may be offered and sold under the Plan.

In rendering the opinions hereinafter expressed, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary to render the opinion expressed herein. Without limiting the generality of the foregoing, I have assumed without independent verification, that (i) each document I reviewed has been duly and validly executed and delivered by each party thereto to the extent due execution and delivery are a prerequisite to the effectiveness thereof, (ii) each natural person executing a document has sufficient legal capacity to do so, and (iii) all original documents reviewed are authentic, the signatures on all documents examined are genuine, and all certified, conformed, photostatic or facsimile copies of documents reviewed conform to the original document.
On the basis of the foregoing, and in reliance thereon, and having regard to legal considerations and other relevant information, I am of the opinion that the Shares, when and to the extent issued and sold in accordance with the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable provided that any Shares issued pursuant to certain deferred payment arrangements will be fully paid when such deferred payments are made in full pursuant to the Registration Statement and the Plan.
The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Delaware as in effect as of the date hereof and do not extend to or express any opinion concerning any other laws, including any federal securities law, or any state securities or “blue sky” laws or regulations.
I hereby consent to the filing of this opinion as part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Leigh M. Harlan
Leigh M. Harlan